Exhibit 99.1

March 11, 2008

NAME
ADDRESS
CITY, STATE  ZIP

Dear Name:

We are pleased to inform you that on 2/20/2008, the Compensation Committee (the “Committee”) of the Board of Directors of FalconStor Software, Inc. (the “Company”) granted you xx,xxx shares of Restricted Stock (such term and all other capitalized terms used herein and not separately defined to have the meanings given them in the Company’s 2006 Incentive Stock Plan, as amended (the “Plan”)). The restrictions on the Restricted Stock shall terminate as follows: 33% shares as of the close of business on 2/20/2009, 33% shares as of the close of business on 2/19/2010 and the remaining 34% of the shares as of the close of business on 2/18/2011. Vesting is contingent upon the Company achieving its 2008 results of at least $103 million in revenue, and net income $0.35 per share, on a pro forma basis as defined by the Compensation Committee. If these benchmarks are not reached, none of the restrictions on the Restricted Stock will terminate and the shares will be forfeited to the Company. Upon a Change of Control, as defined in the Plan, all shares of Restricted Stock that have not vested, and have not been forfeited to the Company, shall vest immediately. If you cease to be an employee of the Company, all Restricted Shares for which the restrictions have not terminated will be forfeited.

This Restricted Stock Award is subject to the terms and provisions of the Plan (a copy of which, in its present form, is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, adversely affect your rights under this grant. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference in this notice as if fully set forth herein.

If, at the time of delivery of certificates for the shares of Restricted Stock, there is not an effective registration statement filed under the Securities Act of 1933, as amended, (the “Act”) in effect as to such shares, and the Company so requests, you will deliver to the Company a representation in writing that you are acquiring the shares of Restricted Stock for your own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. Furthermore, you may be required to enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this notice or the Plan. The Company shall not be obligated to issue the shares of Restricted Stock pursuant to this grant if, in the opinion of counsel to the Company, the shares of Restricted Stock to be so issued is required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares of Restricted Stock have been so registered or otherwise qualified.

Except as otherwise provided in this notice, shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the Restricted Period applicable to them. During the Restricted Period applicable to any shares of Restricted Stock, the Company shall have the right to retain in the Company's possession the certificate or certificates representing such shares of Restricted Stock.

During the Restricted Period applicable to any shares of Restricted Stock, you may exercise full voting rights and shall receive all regular cash dividends paid with respect to such shares. Except as the Committee shall otherwise determine, any other cash dividends and other distributions paid to you with respect to the shares of Restricted Stock, including any dividends and distributions paid in shares of common stock, shall be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

You understand and acknowledge that, under existing law, unless at the time the Restricted Period terminates, a registration statement under the Act is in effect as to shares of Restricted Stock (i) such shares of Restricted Stock may be required to be held indefinitely unless such shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such shares of Restricted Stock made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with some other exemption will be required; (iv) certificates for shares of Restricted Stock to be issued to you hereunder shall bear a legend to the effect that the shares of Restricted Stock have not been registered under the Act and that the shares of Restricted Stock may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate “stop transfer” order with its transfer agent with respect to such shares of Restricted Stock; and (vi) the Company has undertaken no obligation to register the shares of Restricted Stock or to include the shares of Restricted Stock in any registration statement which may be filed by it subsequent to the issuance of the shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

You understand and acknowledge that you (and not the Company or any of its subsidiaries) shall be responsible for any tax obligation that may arise as a result of the transactions contemplated by this notice, and you shall pay to the Company the amount determined by the Company to be such tax obligation at the time such tax obligation arises. If you fail to make such payment, the number of shares of Restricted Stock necessary to satisfy the tax obligations shall be forfeited. You shall notify the Company within 10 days after any election made pursuant to Section 83(b) of the Code. You shall reflect the value of such shares of Restricted Stock as determined by the Company on such election form. You may not receive the shares of Restricted Stock unless the tax withholding obligations of the Company and/or any affiliate are satisfied. Accordingly, you may not be able to receive your shares of Restricted Stock when desired even though the Restricted Period applicable to your shares of Restricted Stock may have terminated, and the Company shall have no obligation to issue a certificate for such shares of Restricted Stock unless such tax-withholding obligation is satisfied.

You agree that the Company (or a representative of any underwriters engaged by the Company) may, in connection with the registration of the offering of any securities of the Company under the Act, require that you not sell, dispose of, transfer, make any short sale of, grant any shares of Restricted Stock for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any shares of Common Stock or other securities of the Company held by you, for a period of time specified by the Company or such underwriters not to exceed 180 days following the effective date of any registration statement of the Company filed under the Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or such underwriters as are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Restricted Stock until the end of such period. Any such underwriters engaged by the Company are intended to be third party beneficiaries of this paragraph and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

Would you kindly evidence your acceptance of this grant and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words “Agreed To and Accepted” and returning it to:

Louis Petrucelly
Director of Finance
FalconStor Software, Inc.
Suite 2S01
2 Huntington Quadrangle
Melville, NY 11747

within thirty (30) days of your receipt of this letter.

Very truly yours, FalconStor Software, Inc

By:	James Weber
Title:	Chief Financial Officer

AGREED TO AND ACCEPTED:

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